CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of this June 7, 2010 (the “Effective Date”), by and between Top Gear Inc., (hereinafter the "Company") and Moshe Perl, with offices at 102 Sanhedria Murhevet St. Suite 8, Jerusalem, Israel (hereinafter called the "Consultant").

WITNESSES:

WHEREAS, the Company is a kosher certification company, and is interested in developing a kosher manual  in order to be used as a study tool by field representatives of the Company primarily in the United States;

WHEREAS, Consultant is a “mashgiach” in the area of kashrut and jewish dietary laws and has extensive knowledge and experience in the field;

WHEREAS, the Company desires to enter into an Consulting Agreement with Consultant, and Consulant desires to act as a consultant to the Company on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

1.           Term.  The  Company  hereby  retains Consultant  to  perform  consulting  services, including assisting the Company in developing its Kosher Instruction Manual to be used by sales representatives of the Company, as well as to assist in oversight of the kosher certification process via internet and other forms of communication from time to time, for a term  commencing  on the  date  hereof  and  terminating  one year from the Effective Date. This Agreement may be extended on a yearly basis upon the Parties mutual written consent.  Consultant hereby accepts such retention.

2.  Remuneration.

2.1          The Company shall pay to Consultant the following:

(a)           Five thousand dollars ($5,000) for the preparation of a comprehensive Kosher Instruction Manual  which will include a detailed step by step process on explaining the jewish dietary laws as well as a operational plan for making a place “kosher.”  Consultant shall first prepare an outline of the manual for approval by the Company.  After the Company approves the outline, the Consultant shall prepare the comprehensive manual.  In the event that after prepared of the outline the Company decides not to proceed with the preparation of the Kosher Instruction Manual, then the Company will pay the Consultant the amount of $500.00 for the preparation of the outline of the manual.

(b)           Payment for additional tasks such as the preparation of additional business plans shall be agreed to in writing by the Company and Consultant, and shall be attached to this Agreement to form an integral part hereof. The cost of such tasks will be pre-approved in writing by the Company.

2.2. The Company will reimburse the Consultant for reasonable travel expenses for travel pre-approved in writing by the Company, including (i) coach air travel (ii) lodging, and (iii) a per diem of $200 per day, including the day of travel and the day of return.  All flights to the USA shall be coordinated, scheduled and approved in writing in advance by the Company.  Travel expenses will be reimbursed within 10 days of completion of travel, or in such other manner as shall be agreed to in writing by the Company and Consultant.

2.3         In the event that the Company business proves a success and the Company is interested in retaining the services of the Consultant for further assistance with  the Companies operating plan then then the Parties will agree in writing on the remuneration method on a per case basis.

3.           Business Expenses.. The Company shall reimburse Consultant for all pre-approved, reasonable and proper business expenses incurred by the Consultant, including  disbursements made in the performance of his duties to the Company. Prior to incurring any expenses and/or disbursements,  the Consultant shall obtain the prior written approval of the Chief Executive Officer or the Board of Directors of the Company.

4.           Confidentiality.         All written, electronic or oral proprietary or confidential information provided by the Company to the Consultant in furtherance of this Agreement or in order for the Consultant to perform his obligations hereunder, including, without limitation, identities of any pending or future vendors or planned products or services to be offered; customer information; planned and future promotions; business plans and forecasts; the terms of this Agreement, or any other information to which a party became privy in the course of the performance of this Agreement, shall be confidential and proprietary information or trade secrets of the Company.  In addition, all deliverables, including the Kosher Instruction Manual, shall be deemed confidential information of the Company.  The Consultant shall not make any unauthorized use of the Company’s confidential information, nor disclose, reproduce or otherwise make available such confidential information to any third party.  The Consultant agrees to exercise all due care and take all reasonable precautions to prevent any use or disclosure of any of the Company’s confidential information in violation of this Agreement.

5.           Non-Competition.  Consultant  agrees that  during  the  term  of  this Agreement , and continuing for a period of 1 years thereafter,  Consultant will not directly or  indirectly  enter  into or  remain  in the  employ  of any  person,  firm or corporation,  or provide services to, or engage in or have a financial interest in any business which is then directly or  indirectly  competitive  to the business of the Company in the United States.  In the event of a breach of this covenant not to compete, the parties acknowledge that the Company may be irreparably damaged and may not have an adequate remedy at law.  The Company may therefore obtain injunctive relief, without the necessity of posting a bond, for any breach or threatened reach of this covenant.  The parties hereto further acknowledge that this covenant not to compete is intended to conform to the laws of both the State of Israel and the United States, and a court of competent jurisdiction is hereby authorized to expand or contract the restrictions of this covenant not to compete in order to conform it with the said laws so that it shall bind the parties hereto.  This Section 5 shall survive termination of this Agreement.

The Parties have entered into a Non-Compete and Non-Circumvent Agreement which is attached hereto as Annex B.

6.           Ownership of Work Product.         The Company shall own all right, title, and interest (including copyrights, trade secret rights, and all other intellectual  property rights of any sort throughout the world) in and to any and all deliverables, works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by the Consultant during the term of this Agreement that relate to the subject matter of, or arise out of, the services being performed for the Company, including the outline and the Kosher Instruction Manual (collectively, the “Work Product”).  All Work Product is work made for hire owned by the Company to the extent allowed by law, and, in addition, the Consultant hereby makes all assignments necessary to vest ownership of the Work Product in the Company.  The Consultant shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.  The Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and in the Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by the Consultant.

7.           Termination.  Consultant's agreement hereunder may be terminated by the Company on thirty days prior written notice for a material breach of this Agreement or immediately in the event of a material breach of Section 5 of this Agreement.

8.           Limitation of Liability

8.1           Neither party shall be liable hereunder for any indirect, special, or consequential losses or damages of any kind or nature whatsoever, including lost profits, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, even if advised of the possibility of such loss or damage, or if such loss or damage could have been reasonably foreseen.

8.2           IN NO EVENT SHALL COMPANY BE LIABLE TO THE CONSULTANT FOR ANY CLAIM OR CLAIMS ARISING OUT OF THIS AGREEMENT IN AN AMOUNT EXCEEDING THE TOTAL MONETARY OBLIGATION OF COMPANY TO THE CONSULTANT REMAINING UNDER THIS AGREEMENT FROM TIME TO TIME.

9.           Relationship of the Parties.

9.1           Notwithstanding any provision hereof, the Consultant is an independent contractor and not an employee or agent of Company, and shall not bind nor attempt to bind Company to any contract.  The Consultant shall accept any directions issued by Company pertaining to the goals to be attained and the results to be achieved but shall be solely responsible for the manner and hours in which Services are performed under this Agreement.  The Consultant shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.  The Consultant shall comply at the Consultant’s expense with all applicable laws, regulations and codes required to be fulfilled by independent contractors.  The Consultant agrees to indemnify Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing.

9.2           The Parties agree that should any competent judicial authority hold that the relationship between the Consultant, and Company in respect of the services provided pursuant to this Agreement is one of employer and employee, then retroactively from the commencement of this Agreement, and in lieu of any monthly consulting fee, the Consultant shall be deemed to have been entitled only to a gross monthly salary (including for all over-time hours, if relevant) in an amount equal to 70% of the actual monthly consulting fee paid to him, and all excess amounts shall be repaid to Company together with interest at the applicable rate.  All amounts paid or payable to the Consultant will be subject to withholding in accordance with applicable law.
10.          Notices.  Notice is to be given hereunder to the parties by telegram or by certified or registered mail, addressed to the respective parties at the addresses hereinbelow set forth or to such addresses as may be hereinafter furnished, in writing:

             To:     __________________________

             To:     _____________________________

11.          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Unless clearly inapplicable, reference herein to the Company shall be deemed to include such other successor.  In addition, this Agreement shall be binding upon and inure to the benefit of the Consultant and his heirs, executors, legal representatives and assigns, provided, however, that the obligations of Consultant hereunder may not be delegated without the prior written approval of the Board of Directors of the Company.

12.         Amendments.  This Agreement may not be altered, modified, amended or Terminated except by a written instrument signed by each of the parties hereto.

13.         Governing Law. This Agreement is entered into and shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TopGear Inc.		Consultant

/s/ Omri Amos Shalom		/s/ Moshe Perl
By:	Omri Amos Shalom	By: Moshe Perl
Title:	President	Title: